As filed with the Securities and Exchange Commission on November 18, 1998
                                                      Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------


                         INSIGNIA FINANCIAL GROUP, INC.
                       (f/k/a Insignia/ESG Holdings, Inc.)
             (Exact name of registrant as specified in its charter)

 Delaware                                      56-2084290
 (State or other jurisdiction of               (I.R.S. Employer Identification
 incorporation or organization)                Number)

                                 200 Park Avenue
                            New York, New York 10166
               (Address of principal executive offices) (Zip Code)

         Richard Ellis Group Limited 1997 Unapproved Share Option Scheme
                            (Full title of the Plan)

                              Adam B. Gilbert, Esq.
                          General Counsel and Secretary
                         Insignia Financial Group, Inc.
                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 984-8000
                      (Name, address and telephone number,
                   including area code, of agent for service)
              -----------------------------------------------------

                                   COPIES TO:
                             Arnold S. Jacobs, Esq.
                               Proskauer Rose LLP
                                  1585 Broadway
                            New York, New York 10036
              -----------------------------------------------------

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Title of securities  Amount to    Proposed max.   Proposed maximum  Amount of
to be registered     be           offering price  aggregate         registration
                     registered   per share       offering price    fee
--------------------------------------------------------------------------------
Common Stock, par    1,289,329    $6.37(1)        $8,213,026(1)     $2,284
value $0.01 per share  shares
---------------------
(1) Solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1).


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


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     ------  ---------------------------------------

     The Registration Statement on Form 10 of Insignia/ESG Holdings, Inc., now known as Insignia Financial Group, Inc. (the "Corporation"), file number 001-14373, filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and the Corporation's Quarterly Reports on Form 10-Q for the quarter ended June 30, 1998, and September 30, 1998 are incorporated herein by reference.

     All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute part of this Registration Statement.

     ITEM 4. DESCRIPTION OF SECURITIES.
     ------  -------------------------

     Not applicable.

     ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.
     ------  -------------------------------------

     Not applicable.

     ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     ------  -----------------------------------------

     The Corporation is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. Article Tenth of the Certificate of Incorporation of the Corporation provides for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, and the Corporation has entered into agreements with all its executive officers and directors with respect to such indemnification. Reference is made to the Certificate of Incorporation of the


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



Corporation and such agreements, incorporated by reference as Exhibits 3.1 and 10.18, respectively, to the Corporation's registration statement on Form 10.

     The indemnification agreements entered into by the Corporation with all of its directors and its executive officers and one senior executive officer are based on the provisions of the General Corporation Law of the State of Delaware, which are contained primarily in Section 145 of the General Corporation Law of the State of Delaware, but are intended to provide broader indemnification than that which is specifically provided by Section 145. The indemnification agreements provide generally that the Corporation will to the fullest extent permitted by applicable law indemnify the director or executive officer against expenses arising from any event or occurrence, either prior to or after the time the indemnification agreement is executed, related to the fact that such person is or was serving as a director or executive officer of the Corporation (or of another entity at the Corporation's request).

     The Corporation currently has directors and officers liability insurance policies (the "Policies") in place with Executive Risk Speciality Insurance Company and Chubb Insurance Company. The Policies are "claims made" policies with a $20,000,000 aggregate coverage amount. However, the Board of Directors believes that it serves the Corporation's best interest to supplement this coverage or any coverage which the Corporation may maintain in the future by agreeing by contract to indemnify directors and executive officers to the fullest extent permitted under applicable law.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transactions from which the director derived an improper personal benefit. Article Eleventh of the Corporation's Certificate of Incorporation contains such a provision.

     ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     ------  -----------------------------------

     Not applicable.

     ITEM 8. EXHIBITS.
     ------  --------

     4.1 Richard Ellis Group Limited 1997 Unapproved Share Option Scheme, as amended.

     5    Opinion of Proskauer Rose LLP.



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



     23.1 Consent of Ernst & Young LLP.

     23.2 Consent of Price Waterhouse Coopers LLP.

     23.3 Consent of Plante & Moran, LLP.

     23.4 Consent of Beers & Cutler PLLC.

     23.5 Consent of BDO Stoy Hayward.

     23.6 Consent of Proskauer Rose LLP (included in Exhibit 5).

     24   Power of Attorney.

     ITEM 9. UNDERTAKINGS.
     ------  ------------

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the


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



Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 17th day of November, 1998.

                                          INSIGNIA FINANCIAL GROUP, INC.

                                          By: /s/Andrew L. Farkas
                                              ____________________________
                                              Andrew L. Farkas
                                              Chairman and
                                              Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES              TITLE                                  DATE
----------              -----                                  ----


/s/Andrew L. Farkas      Chief Executive Officer and Director  November 17, 1998
______________________   (Principal Executive Officer)
Andrew L. Farkas

/s/James A. Aston        Chief Financial Officer               November 17, 1998
______________________   (Principal Financial and
James A. Aston           Accounting Officer)

/s/Robert J. Denison     Director                              November 16, 1998
______________________
Robert J. Denison

______________________   Director                              _______, 1998
Robin L. Farkas

/s/Andrew J.M. Huntley   Director                              November 16, 1998
______________________
Andrew J.M. Huntley

/s/Robert G. Koen        Director                              November 17, 1998
______________________
Robert G. Koen

/s/Stephen B. Siegel     Director                              November 16, 1998
______________________
Stephen B. Siegel

/s/H. Strauss Zelnick    Director                              November 17, 1998
______________________
H. Strauss Zelnick